Exhibit 10.a
SEVERANCE AGREEMENT AND RELEASE OF ALL LIABILITY

This Severance Agreement and Release of All Liability (“Agreement”) is made as of May 31, 2023, between John Sznewajs (“Employee”) and Masco Corporation, with a business address of 17450 College Parkway, Livonia, MI 48152 (“Masco”).

INTRODUCTION

A.Employee’s employment with Masco shall end on May 31, 2023 in connection with his retirement from his position as Chief Financial Officer of Masco (the “Separation Date”).

B.Pursuant to this Agreement, Employee is eligible for certain payments and benefits as described herein (the “Severance Payments”).

C.Effective as of June 1, 2023, Employee agrees to transition to the role of a consultant and will serve in such role until May 31, 2024, unless such period is extended by mutual written agreement by the parties, and such terms and conditions of Employee’s role as a consultant shall be governed by the consulting agreement by and between Employee and Masco, dated as of May 31, 2023 (the “Consulting Agreement”).

D.Employee has had the opportunity to review this Agreement, has been encouraged to consult with legal counsel, if desired, in order to ascertain whether Employee has any potential rights or remedies that will be waived and released upon Employee’s execution of this Agreement.

E.Employee and Masco, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims and demands of Employee which have been or could be asserted, whether arising out of Employee’s employment, the termination of Employee’s employment, or otherwise, as set forth herein.

AGREEMENT

In exchange for the consideration and mutual promises identified below (the adequacy and sufficiency of which being duly acknowledged), Employee and Masco agree as follows:

1.Payment of Severance Payments. Pursuant to this Agreement, Employee is eligible for the following Severance Payments:
a.A cash payment, which is equivalent to Employee’s target 2023 annual cash bonus (the amount at target being $601,238 or 75% of Employee’s base salary), prorated to reflect the five months Employee was employed by Masco during 2023 through the Separation Date and subject to actual performance, and such payment shall be paid out in February 2024;
b.A cash payment, which is equivalent to Employee’s target 2023 annual restricted stock unit grant (the amount at target being $721,486 or 90% of Employee’s base salary), prorated to reflect the five months Employee was employed by Masco during 2023 through the Separation Date and subject to actual performance, and such payment shall be paid out in February 2024;
c.A share award under each of the long-term incentive programs (“LTIPs”) (the 2021-2023 LTIP, 2022-2024 LTIP and 2023-2025 LTIP) in which Employee participates, prorated to reflect the  number of months Employee was employed by Masco during the applicable performance period through the Separation Date;  such share award shall be calculated based on the target opportunity and base salary set

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forth in each LTIP agreement; provided that such awards shall be subject to achievement of the established performance goals for each LTIP.  LTIP awards, if any, shall be made in February 2024, February 2025 and February 2026, respectively;
d.An extension of the exercise period for Employee’s outstanding stock options granted prior to 2020 under the 2014 Masco Corporation Long Term Stock Incentive Plan, from 30 days from the Separation Date to 90 days from the Separation Date; and
e.Accelerated vesting of 2,644 unvested shares of restricted stock held by Employee. Such vesting shall occur within fifteen (15) days of the Effective Date of this Agreement;
provided that Employee does not revoke this Agreement pursuant to Paragraph 3.c. and continues to comply with Paragraph 2 below. Masco will pay Employee the Severance Payments consistent with this Agreement.
2.Employee’s Continuing Obligations.
a.Release. Employee, individually, and on behalf of Employee’s heirs, executors, administrators, successors and assigns, releases and forever discharges Masco, Employer, their parents, subsidiaries, affiliates, divisions, and, as to each of the aforementioned, their respective successors, predecessors, assigns, insurers, past and present owners, officers, directors, agents, current and former employees and independent contractors, all others for whom the parties released herein may be vicariously or otherwise liable, the attorneys and legal representatives of all those released herein, as well as the agents and employees of those attorneys and legal representatives, and any and all other persons, firms, companies, corporations and other legal entities (collectively referred to as the “Released Parties”), of and from all claims, demands, actions, causes of action, statutory rights, debts, suits, contracts, agreements, and liabilities of any kind, nature or description, direct or indirect, in law or in equity, in contract or in tort or otherwise, which Employee ever had or which Employee now has or hereafter can, shall or may have, against any of the Released Parties, for or by reason of any matter, cause, or thing whatsoever up to the date Employee executes this Agreement, whether known or unknown, suspected or unsuspected at the present time, or which may be based upon pre-existing acts, claims or events occurring at any time up to the present date which may or have resulted in damages, including without limitation all direct or indirect claims either for direct or consequential damages of any kind whatsoever and rights or claims arising under any and all federal, state or local statutes, ordinances and/or laws, including without limitation Title VII of the Civil Rights Act of 1964 (“Title VII”),  the Equal Pay Act (“EPA”), the Pregnancy Discrimination Act (“PDA”), the Genetic Information Nondiscrimination Act (“GINA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act (“FMLA”), the Americans with Disabilities Act (“ADA”), all claims under applicable state civil rights statutes, and all other claims and rights, whether in law or equity.  It is the intention of the parties that this general release by Employee will be construed as broadly as possible, subject to the express limitations set forth below. Nothing in this Agreement, however, prohibits or prevents Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower action or other proceeding, which cannot be waived, before any federal, state or local government agency (e.g., EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any

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such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. Notwithstanding the above, Employee is not waiving: (a) Employee’s right to make claims arising out of any acts or omissions of the Released Parties after the date Emloyee executes this Agreement; (b) any claim to vested amounts, benefits or entitlements under Masco’s or its affiliates benefit plans, including, without limitation, under any defined contribution or defined benefit pension plan, supplemental executive retirement plan, benefits restoration plan; (c) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification (including related advancement of expenses) under Masco’s or any of its affiliates’ organizational documents, an indemnification agreement with Masco or any of its affiliates or otherwise; (d) any claim to amounts owed under this Agreement (subject to its terms); or (e) Employee’s rights as an equity or security holder in Masco or its affiliates.
b.Medicare Waiver. Employee affirms that as of the date Employee signs this Agreement, (1) Employee is not Medicare eligible (i.e., is not 65 years of age or older; is not suffering from end-stage renal failure; has not received Social Security Disability Insurance benefits for 24 months or longer, etc.) or (2) if eligible, Employee has no outstanding claims for Medicare benefits. Employee agrees to reasonably cooperate with Masco upon request with respect to any claim the CMS may make and for which Employee is required to indemnify Masco under this paragraph. Further, Employee agrees to waive any and all future actions against Masco for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).
The release contained herein will not release or otherwise affect the Parties’ rights and obligations arising under this Agreement.
c.Past Agreements Continue. This Agreement does not release Employee of any ongoing obligations owed to the Masco pursuant to the following agreements previously entered into with Masco:
i.Dispute Resolution Policy (DRP). Any dispute Employee might have against Released Parties, arising out of the terms of this Agreement or otherwise, will be resolved solely by use of Dispute Resolution Policy, the terms of which are incorporated into this Agreement. By signing this Agreement, Employee certifies that Employee has had an opportunity to review the DRP and that Employee has signed an acknowledgement of receipt of that document.
ii.Proprietary Confidential Information and Invention Assignment Agreement. Employee agrees to comply with the Proprietary Confidential Information and Invention Assignment Agreement. That Proprietary Confidential Information and Invention Assignment Agreement, a copy of which has been provided to Employee, shall continue in full force and effect. By executing this Agreement, Employee certifies that all confidential, proprietary or trade secret information has been returned as required by Paragraph 1 of the Proprietary Confidential Information and Invention Assignment Agreement.
iii.Terms and Conditions of Restricted Stock Awards. Pursuant to the 2014 Masco Corporation Long Term Stock Incentive Plan, the awards made in letters to Employee and the related Terms and Conditions of Restricted Stock Awards Granted Under the 2014 Masco Corporation Long Term Stock Incentive Plan, Employee continues to be bound by the obligations described therein.

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iv.Terms and Conditions of Performance Restricted Stock Unit Awards. Pursuant to the 2014 Masco Corporation Long Term Incentive Program under the 2014 Long Term Stock Incentive Plan, the awards made in letters to Employee and the related Terms and Conditions of the program, Employee continues to be bound by the obligations described therein.
v.Terms and Conditions of Restricted Stock Unit Awards. Pursuant to the 2014 Masco Corporation Long Term Stock Incentive Plan, the awards made in letters to Employee and the related Terms and Conditions of Restricted Stock Units under the Masco Corporation 2014 Long Term Stock Incentive Plan, Employee continues to be bound by the obligations described therein.
vi.The Supplemental Executive Retirement and Disability Plan. The Supplemental Executive Retirement and Disability Plan, as amended from to time, in which Employee was designated as a participant pursuant to a letter dated December 4, 2007 (the “Supplemental Executive Retirement and Disability Plan”) shall continue in full force and effect.
vii.Consulting Agreement. The Consulting Agreement dated May 31, 2023 shall continue in full force and effect, as shall those terms in any and all other agreements which, by their terms survive the termination of employment.
d.Return of Property. Employee agrees to return immediately any and all Masco property still in Employee’s possession (including any and all property of its affiliates) of whatsoever kind and character, including, without limitation, keys, documents, computer software and hardware, discs and media, and policy and procedures manuals; provided, however, Employee will maintain possession of his laptop computer for the period he acts as a consultant pursuant to the Consutling Agreement referenced above. However, Employee may retain copies of this Agreement, any document referenced in this Agreement and any other agreement, plan, program, policy or arrangement related to Employee’s compensation, benefits or terms of employment with Masco and its affiliates, as well as contact information for Employee’s personal and professional contacts (whether or not stored on Masco or its affiliates’ computer systems or other devices); provided that Employee only uses such information consistent with his ongoing obligations to Masco.
e.Cooperation With Masco. Employee agrees that in the defense or prosecution of any pending or future claim involving Masco or any of its current or former affiliates (collectively referred to as the “Company”), Employee will be available at reasonable times for the purpose of consultation, discovery and providing testimony. Employee will at all times be candid, honest, and forthright in discharging the duties contemplated by this Paragraph. If it becomes necessary for the Company to obtain the cooperation of Employee as contemplated herein, the Company will: (i) in good faith reasonably accommodate Employee’s personal and work schedules, and (ii) reimburse reasonable expenses incurred by Employee, in connection with providing support and cooperation pursuant to this Agreement.
f.Non-Cooperation With Others. Except to the extent permitted by applicable law, Employee shall not encourage or, except as required by law, provide any information about the business, products, or employees of the Company to any person or entity to assert, maintain, or prosecute a claim or litigation against Company or its officers, directors, or employees. Employee further agrees that, if approached informally or subpoenaed by any person, company, attorney, or agent for any person or entity other than the Company, at any time regarding any matter, currently litigated or otherwise, involving the Company, its employees, its products, or its business, Employee will give prompt notice to the General Counsel of Masco Corporation, 17450 College

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Parkway, Livonia, MI 48152. Masco shall reimburse Employee for any reasonable expense incurred in connection with such notification.
g.No Disparagement. Employee agrees not to criticize, disparage or otherwise demean in any way Masco or its affiliates or their respective products, officers, directors or employees. This includes, but is not limited to, directly or indirectly providing disparaging comments to the media or disseminating them electronically, such as on any website or blog.
h.Non-Disclosure. Notwithstanding anything to the contrary herein, Employee understands that nothing in this Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing information concerning this Agreement, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).
i.Disclosure of Known Claims. Employee represents and warrants that Employee has disclosed to Masco any and all facts within Employee’s knowledge concerning any actual or potential claim against Masco, including but not limited to any and all claims arising out of federal, state or local law, or any claim resulting in or from a loss, theft or fraud against Masco.
j.No Actions Filed. Employee represents that Employee has not filed any action, charge, suit, or claim against Masco with any federal, state, or local agency or court, and has not initiated any mediation or arbitration proceeding. Employee further agrees that Employee shall not receive or be entitled to any monetary damages, recovery, and/or relief of any type in connection with any charge, administrative action, or legal proceeding pursued by Employee, by any governmental agency, person, group, or entity regarding and/or relating to any claim(s) released pursuant to this Agreement.
k.Consequence of Employee’s Breach. Employee acknowledges and agrees that if Employee breaches any obligation under this Agreement, Masco may immediately terminate any remaining payments and the provision of any other benefits that might otherwise be required by this Agreement. Any such termination by Masco shall not impair the validity or enforceability of the release provision of this Agreement.
l.Additional Relief. Employee acknowledges and agrees that Masco’s remedy at law for a breach or threatened breach of any of the following provisions of this Agreement: Employee’s Continuing Obligations, Disclosure of Known Claims, No Disparagement, Non-Disclosure, Proprietary Confidential Information and Invention Assignment Agreement, Cooperation with Masco, Non-Cooperation with Others would be inadequate and, in recognition of this fact, in the event of a breach or

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threatened breach of any of these provisions, Employee agrees that, in addition to its remedy at law, and at Masco’s option, all rights of Employee under Paragraph 1 of this Agreement may be terminated, and Masco shall be entitled without posting any bond to obtain, and Employee agrees not to oppose a request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach hereof, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the design, development, manufacture, marketing or sale of products and providing of services of the kind designed, developed, manufactured, marketed, sold or provided by Masco or its affiliates as of the date of this Agreement. Nothing herein contained shall be construed as prohibiting Masco from pursuing, in addition, any other remedies available to it for such breach or threatened breach.
m.Remedies Cumulative. Employee acknowledges and agrees that the rights and remedies given to Masco in this Agreement shall be deemed cumulative, and the exercise of one such remedy shall not operate to bar the exercise of any other rights and remedies reserved to Masco or available at law or in equity.
n.Employee Acknowledgments. Employee specifically represents, warrants and confirms that, except as provided in clause (b) of this paragraph Employee: (a) has been properly paid for all hours worked for the Employer; (b) has received all bonuses and other compensation due to Employee with the exception of Employee’s final payroll check(s) for wages through and including the Separation Date, which will be paid at the time of separation; and (c) has not engaged in any unlawful conduct relating to the business of Masco.
3.Miscellaneous Provisions.
a.Termination of Welfare Benefit and Pension Plans. As of the Separation Date, Employee shall cease to be an active participant under Masco’s welfare benefit and pension plans (or the plans of any of Masco’s affiliates) pursuant to the terms of those plans, and no additional benefits shall accrue to Employee. Employee waives any claim to such accrual of benefits beyond the Separation Date. Notwithstanding the foregoing, Employee shall continue to be a participant under the Supplemental Executive Retirement and Disability Plan.
b.Time for Acceptance. Employee has twenty-one days during which to consider this offer. Employee is not required to, but may, accept this Agreement by signing and dating it within twenty-one days. If Employee does not execute this Agreement within twenty-one days, then Masco’s offer of this Agreement will be revoked, and it shall be deemed null and void.
c.Revocation/ Effective Date. Employee understands that Employee may revoke this Agreement for a period of seven calendar days following the execution of this Agreement. Therefore, the Effective Date of this Agreement will be the eighth calendar day after Employee signs and dates the Agreement. Employee further understands that, to be effective, any revocation must be in writing and postmarked within seven calendar days of the date on which Employee signs and dates this Agreement, and that the revocation notice must be addressed to Tara Mahoney, Corporate Employment Counsel, Masco Corporation, 17450 College Parkway, Livonia, MI 48152. If revocation is by mail, Employee should send it by certified mail, return receipt requested in order to create proof of mailing.

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d.Withholding and Payroll Taxes. Any and all payments to Employee under this Agreement are subject to applicable withholding and payroll taxes.
e.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
f.Venue. The parties agree that any dispute may only be commenced in the office of the American Arbitration Association nearest Livonia, Michigan.
g.Entire Agreement. This Agreement, together with the other documents referenced herein, contains the parties’ entire agreement relating to its subject matter and supersedes and replaces all other agreements and/or understandings between the parties relating to its subject matter, except as otherwise specifically stated herein; provided however, that the agreements identified in Paragraph 2.c. of this Agreement shall continue in full force and effect as provided in a manner consistent with Paragraph 2.c., as shall those terms in any and all other agreements, which by their terms survive the termination of employment.
h.Modifications. This Agreement may not be modified except by a subsequent written agreement, executed by both parties, which specifically evidences an intent to modify the terms of this Agreement. Employee reaffirms Employee’s agreement to comply with all such ongoing obligations. The terms of this Agreement are contractual and not a mere recital.
i.No Oral Representations. Employee represents that no promise, inducement or agreement has been made between the parties regarding the subject matter of this agreement other than those specifically set forth in this Agreement, and that he has not relied on any oral statements of Masco or its representatives in deciding to sign this Agreement.
j.Knowing and Voluntary. Employee represents that employee fully understands the terms of this Agreement and is executing this Agreement voluntarily.
k.Severability. If any portion of this Agreement is ruled unenforceable, all remaining provisions shall remain valid and in effect.
l.Waiver of Breach. The waiver by Masco of any breach of any provision of this Agreement shall not be construed or considered as a waiver of any subsequent breach.
m.Headings. The headings of each Paragraph are for convenience only and shall not affect the meaning or intent of any provision of this Agreement.
n.Assignment. Employee’s obligations under this Agreement are not assignable, although Masco shall have the right to assign this Agreement. This Agreement shall be binding upon Employee’s executors, heirs, estate, legal representatives, beneficiaries, and other successors in interest and shall inure to the benefit of Masco and its successors and assigns. All subsidiaries, affiliates, and successors in interest of or to Masco are intended to be third party beneficiaries of this Agreement.

Masco Corporation

By:     /s/ Kenneth G. Cole
    Kenneth G. Cole

Its: Vice President, General Counsel and Secretary

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Employee

/s/ John G. Sznewajs
Employee Signature

John G. Sznewajs
Employee Printed Name

May 31, 2023
Date Employee Signed

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